As filed with the Securities and Exchange Commission on June 19, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CBL & ASSOCIATES PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1545718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CBL Center 2030 Hamilton Place Blvd., Suite 500 Chattanooga, Tennessee	37421-6000
(Address of Principal Executive Offices)	(Zip Code)

CBL & Associates Properties, Inc. 2012 Stock Incentive Plan
(Full title of the plan)
Stephen D. Lebovitz
President and Chief Executive Officer
CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, TN 37421
(Name and address of agent for service)
(423) 855-0001
(Telephone number, including area code, of agent for service)
PLEASE SEND COPIES OF COMMUNICATIONS TO:

Steven R. Barrett, Esq. Husch Blackwell LLP 736 Georgia Avenue, Suite 300 Chattanooga, Tennessee 37402	Yaacov M. Gross, Esq. Goulston & Storrs 750 Third Avenue, 22nd Floor New York, New York 10017
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	10,400,000	$17.90	$186,160,000	$21,333.94

(1)
This Registration Statement covers 10,400,000 shares authorized to be issued under the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued pursuant to the Plan as a result of any stock split, stock dividend, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Common Stock reported on the New York Stock Exchange on June 12, 2012.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

UPDATE OF SELECTED FINANCIAL DATA

Comprehensive Income

Effective January 1, 2012, CBL & Associates Properties, Inc. (the “Company”) adopted Accounting Standards Update (“ASU”) No. 2011-05, Presentation of Comprehensive Income, and ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These ASUs changed the presentation format of the Company's consolidated financial statements but did not have an impact on the amounts reported in those statements. The following table revises certain historical information to illustrate the new presentation required by these ASUs for the periods presented:

CBL & Associates Properties, Inc.
Consolidated Statements of Comprehensive Income
(Unaudited; in thousands)

	Year Ended December 31,
	2011	2010	2009

Net income (loss)	$184,994	$98,170	$(7,065)
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities	(214)	8,402	(168)
Reclassification to net income (loss) of realized loss on available-for-sale securities	22	114	—
Net unrealized gain (loss) on hedging instruments	(5,521)	2,742	12,614
Net unrealized gain (loss) on foreign currency translation adjustment	—	(156)	6,942
Reclassification to net income (loss) of realized loss on foreign currency translation adjustment	—	169	65
Total other comprehensive income (loss)	(5,713)	11,271	19,453
Comprehensive income	179,281	109,441	12,388
Comprehensive (income) loss attributable to noncontrolling interests in:
Operating partnership	(24,558)	(14,925)	11,669
Other consolidated subsidiaries	(25,217)	(25,001)	(25,769)
Comprehensive income (loss) attributable to the Company	$129,506	$69,515	$(1,712)

Discontinued Operations

In March 2012, the Company completed the sale of the second phase of Settlers Ridge, a community center located in Robinson Township, PA. The Company recorded a gain of $883 attributable to the sale in the first quarter of 2012. The Company recorded a loss on impairment of real estate of $4,457 in the second quarter of 2011 to write down the book value of this property to its then estimated fair value. The results of operations for this property were reclassified to discontinued operations during the quarter ended March 31, 2012. The following table revises certain historical information as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as amended, to reflect the results of operations of this property as discontinued operations for the year ended December 31, 2011 (there were no results of operations for this property for the years ended December 31, 2010 and 2009 as development on the project began in the third quarter of 2010 and the property was not placed into operation until 2011):

(in thousands except per share amounts)
	As Reported in Form 10-K For The Year Ended December 31, 2011, As Amended	Reclassify Settlers Ridge Phase II to Discontinued Operations (unaudited)	As Adjusted For The Year Ended December 31, 2011 (unaudited)

Total revenues	$1,067,340	$(609)	$1,066,731
Total operating expenses	709,673	(4,754)	704,919
Income from operations	$357,667	$4,145	$361,812

Income from continuing operations	$155,754	$4,146	$159,900
Operating income (loss) of discontinued operations	29,241	(4,146)	25,095
Loss on discontinued operations	(1)	—	(1)
Net income	184,994	—	184,994
Net income attributable to noncontrolling interests in:
Operating Partnership	(25,841)	—	(25,841)
Other consolidated subsidiaries	(25,217)	—	(25,217)
Net income attributable to the Company	133,936	—	133,936
Preferred dividends	(42,376)	—	(42,376)
Net income attributable to common shareholders	$91,560	$—	$91,560

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.46	$0.03	$0.49
Discontinued operations	0.16	(0.03)	0.13
Net income attributable to common shareholders	$0.62	$—	$0.62
Weighted average common shares outstanding	148,289	148,289	148,289

Diluted per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.46	$0.03	$0.49
Discontinued operations	0.16	(0.03)	0.13
Net income attributable to common shareholders	$0.62	$—	$0.62
Weighted average common and potential dilutive common shares outstanding	148,334	148,334	148,334

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$68,780	$3,230	$72,010
Discontinued operations	22,780	(3,230)	19,550
Net income attributable to common shareholders	$91,560	$—	$91,560

ITEM 1.   PLAN INFORMATION.*

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants in the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents, filed with the Securities and Exchange Commission (the “SEC”) by the Company are incorporated herein by reference:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012, as amended by Amendment No. 1 thereto on Form 10-K/A filed on March 30, 2012.

•	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 10, 2012.

•	The Company's Current Reports on Form 8-K dated and filed on the following dates:
Dated                Filed
February 7, 2012         February 13, 2012
May 7, 2012            May 10, 2012
June 1, 2012            June 1, 2012

•
The description of the Company's common stock, $0.01 par value per share (the “Common Stock”) contained in our Registration Statement on Form 8-A dated October 25, 1993, and any amendment or report filed for the purpose of updating such description.

Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a Post-Effective Amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), are also incorporated herein by reference and shall be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.   DESCRIPTION OF SECURITIES.
Not applicable.
ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
Certain legal matters relating to this offering will be passed upon for the Company by Husch Blackwell LLP, Chattanooga, Tennessee. Certain partners in Husch Blackwell LLP serve as assistant secretaries of the Company, and certain attorneys who are partners in or employees of Husch Blackwell LLP, and who are engaged in representing the Company, may be deemed to beneficially own (directly or indirectly) an aggregate of 18,546 shares of our Common Stock and 1,500 currently outstanding depositary shares, each representing 1/10th of a share of the Company's7.375% Series D cumulative redeemable preferred stock, par value $.01 per share.
ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
We are a Delaware corporation. In our amended and restated certificate of incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit.
We have also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings,whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.
We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We are also required to indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under our directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in our amended and restated certificate of incorporation and amended and restated bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.
ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
Not applicable.
ITEM 8.   EXHIBITS.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, as amended through May 2, 2011 (a)
4.2	Amended and Restated Bylaws of the Company, as amended through May 2, 2011 (a)
5.1	Opinion of Husch Blackwell LLP*
23.1	Consent of Husch Blackwell LLP (included in Exhibit 5.1)*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of Deloitte & Touche LLP*
23.4	Consent of Deloitte & Touche LLP*
24.1	Power of Attorney (included in signature page of this Registration Statement)*
99.1	CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (b)
(a)    Incorporated by reference from the Company's Current Report on Form 8-K, filed on May 4, 2011.**
(b)    Incorporated by reference from the Company's Current Report on Form 8-K, filed on May 10, 2012.**

*    Filed herewith.
**    SEC File No. 1-12494
ITEM 9.   UNDERTAKINGS.
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, CBL & Associates Properties, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 19th day of June, 2012.

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ John N. Foy
John N. Foy Vice Chairman of the Board, Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Charles B. Lebovitz Charles B. Lebovitz	Chairman of the Board of Directors	June 19, 2012

/s/ John N. Foy John N. Foy	Vice Chairman of the Board of Directors, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	June 19, 2012

/s/ Stephen D. Lebovitz Stephen D. Lebovitz	Director, President and Chief Executive Officer (Principal Executive Officer)	June 19, 2012

/s/ Gary L. Bryenton Gary L. Bryenton	Director	June 19, 2012

/s/ Thomas J. DeRosa Thomas J. DeRosa	Director	June 19, 2012

/s/ Matthew S. Dominski Matthew S. Dominski	Director	June 19, 2012

/s/ Gary J. Nay Gary J. Nay	Director	June 19, 2012

/s/ Kathleen M. Nelson Kathleen M. Nelson	Director	June 19, 2012

/s/ Winston W. Walker Winston W. Walker	Director	June 19, 2012

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, as amended through May 2, 2011 (a)
4.2	Amended and Restated Bylaws of the Company, as amended through May 2, 2011 (a)
5.1	Opinion of Husch Blackwell LLP*
23.1	Consent of Husch Blackwell LLP (included in Exhibit 5.1)*
23.2	Consent of Deloitte & Touche LLP*
23.3	Consent of Deloitte & Touche LLP*
23.4	Consent of Deloitte & Touche LLP*
24.1	Power of Attorney (included in signature page of this Registration Statement)*
99.1	CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (b)

(a)    Incorporated by reference from the Company's Current Report on Form 8-K, filed on May 4, 2011.**

(b)    Incorporated by reference from the Company's Current Report on Form 8-K, filed on May 10, 2012.**

*    Filed herewith.

**    SEC File No. 1-12494